SWK Holdings Corporation Announces 2017 First Quarter

Financial Results

•	Total revenues of approximately $14.9 million for the first quarter of 2017 compared to $5.2 million for the first quarter of 2016.

•	Net income attributable to SWK Shareholders of $5.2 million, or $0.40 per share, and non-GAAP Adjusted net income of $9.4 million, or $0.72 per share for the first quarter of 2017.

•	Book value of $16.22 per share as of March 31, 2017 vs. $15.68 as of December 31, 2016.

Dallas, TX, May 10, 2017 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced its first quarter 2017 financial results.

First Quarter 2017 Highlights:

•	Reported total revenues of approximately $14.9 million for the quarter, compared to $5.2 million for the first quarter of 2016.
•	Reported adjusted net income of approximately $9.4 million, or $0.72 per diluted share, for the quarter, as compared to $3.1 million, or $0.24 per diluted share, for the first quarter of 2016.
•	Total income producing assets (defined as finance receivables, marketable securities and investment in unconsolidated subsidiaries less non-controlling interests) were approximately $135.1 million as of March 31, 2017, compared to $132.2 million as of December 31, 2016.

“We are pleased with the portfolio’s performance this quarter as things progressed in line with our expectations,” stated Winston Black, Chief Executive Officer of SWK. “The sale of InnoPran XL this quarter marked SWK’s ninth portfolio position exit since we launched the specialty finance business in 2012. The cumulative positive returns we have earned on our exits, including the challenges faced in 2015, demonstrate the attractiveness of the life science specialty finance business. We remain excited to deploy additional capital into our future pipeline opportunities.”

Note:

•	All references to growth rate percentages and shares compare the results of the period to those of the prior year comparable period.

•	The Company reports its financial results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

•	Non-GAAP Adjusted net income and its components and Non-GAAP Adjusted basic and diluted EPS are not, and should not be viewed as, substitutes for GAAP net income and its components and basic and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.

Portfolio Overview

As of March 31, 2017, the Company’s total income producing assets were approximately $135.1 million as compared to $132.2 million as of December 31, 2016.

(in thousands)	March 31,	December 31,
	2017	2016

Finance receivables	$130,824	$126,366
Marketable investments	4,315	2,621
Investment in unconsolidated entity	—	6,985
Less non-controlling interest	—	(3,756)
Total income producing assets	$135,139	$132,216

As of May 10, 2017, the Company and its partners have executed transactions with 25 different parties under its specialty finance strategy, funding $322 million in various financial products across the life science sector. At the end of the first quarter, the weighted average projected effective yield of the finance receivables portfolio was 14.7%. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables.

Results of Operations

Revenues

SWK generated revenues of $14.9 million for the three months ended March 31, 2017, driven primarily by $10.2 million in income related to our investment in an unconsolidated partnership and $4.7 million in interest and fees earned on our finance receivables. SWK generated revenues of $5.2 million for the three months ended March 31, 2016, driven primarily by $3.6 million in interest and fees earned on finance receivables and marketable securities, and $1.7 million in income related to our investment in an unconsolidated partnership. The increase in revenue is primarily driven by the net proceeds received related to our investment in an unconsolidated entity, which on February 23, 2017 transacted to sell its U.S. marketing rights to its underlying intellectual property. The increase in finance receivable interest was due to six new investments funded in the second through fourth quarters of 2016.

Impairment Expense

SWK did not recognize any security impairment expense during the three months ended March 31, 2017, as compared to a $0.3 million security impairment expense for the three months ended March 31, 2016.

General and Administrative

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses decreased to $0.7 million for the three months ended March 31, 2017 from $0.9 million for the three months ended March 31, 2016, due to a decrease in both cash-based and stock-based compensation.

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Other Income (Expense)

Other income (expense) for the three months ended March 31, 2017, reflected a net fair market value loss of $0.5 million on our warrant derivatives and a $0.2 million realized gain on the sale of available-for-sale equity securities.

Other income (expense), net for the three months ended March 31, 2016 reflected a net fair market value loss of $30 thousand.

Income Tax Expense

SWK has incurred net operating losses on a consolidated basis for all years from inception through 2012. Accordingly, the Company has historically recorded a valuation for the full amount of gross deferred tax assets, as the future realization of the tax benefit was not “currently more likely than not.” SWK believes that it is more likely than not that the Company will be able to realize approximately $34.8 million benefit of the U.S. federal and state deferred tax assets in the future.

As of March 31, 2017, the Company had NOLs for federal income tax purposes of $404.0 million. The federal net operating loss carryforwards if not offset against future income, will expire by 2032, with the majority expiring by 2021. We recognized $3.7 million of income tax expense for the three months ended March 31, 2017. No income tax expense was recognized for the three months ended March 31, 2016. SWK also had federal research credit carryforwards of $2.7 million. The federal research credits will expire by 2029.

Liquidity and Capital Resources

As of March 31, 2017, SWK had $40.5 million in cash and cash equivalents, compared to $32.2 million in cash and cash equivalents as of December 31, 2016. The primary driver of the net increase in the Company’s cash balance was the net proceeds of $8.0 million received related to its investment in an unconsolidated entity. At quarter’s end SWK had $8.1 million of unfunded commitments outstanding.

Adjusted Net Income

Net income in accordance with GAAP for the three month period ending March 31, 2017 was $10.3 million, and net income attributable to SWK Stockholders in accordance with GAAP for the three month period ending March 31, 2017, was $5.2 million, or $0.40 per diluted share. The table below eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and SWK’s warrant liability. The following tables provide a reconciliation of SWK’s reported (GAAP) income before provision for income tax to SWK’s adjusted net income attributable to SWK Holdings Corporation stockholders (Non-GAAP) for the three months ended March 31, 2017 and ended March 31, 2016:

(in thousands, except per share data)	Quarter Ended March 31,
	2017	2016
Consolidated net income	$10,268	$3,938
Plus: income tax expense	3,706	—
Plus: loss on fair market value of warrants	472	30
Adjusted income before provision for income tax	14,446	3,968
Adjusted provision for income taxes	—	—
Non-GAAP consolidated net income	14,446	3,968
Non-GAAP net income attributable to non-controlling interest	5,032	842
Non-GAAP net income attributable to SWK Holdings Corporation Stockholders	$9,414	$3,126

Adjusted basic income per share	$0.72	$0.24
Adjusted diluted income per share	$0.72	$0.24

In the presentation above, management has eliminated the following non-cash items: (i) fair-market value of warrants as mark to market changes are non-cash, and (ii) income taxes as the Company has substantial net operating losses to offset against future income.

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About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

Derived from unaudited financial statements

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$40,514	$32,182
Accounts receivable	1,142	1,054
Finance receivables	130,824	126,366
Marketable investments	4,315	2,621
Investment in unconsolidated entity	—	6,985
Deferred tax asset	34,765	38,471
Warrant assets	539	1,013
Other assets	258	240
Total assets	$212,357	$208,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$730	$682
Warrant liability	187	189
Total liabilities	917	871

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 13,150,220, and 13,144,292 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	13	13
Additional paid-in capital	4,433,368	4,433,289
Accumulated deficit	(4,223,674)	(4,228,910)
Accumulated other comprehensive income (loss)	1,733	(87)
Total SWK Holdings Corporation stockholders’ equity	211,440	204,305
Non-controlling interests in consolidated entities	—	3,756
Total stockholders’ equity	211,440	208,061
Total liabilities and stockholders’ equity	$212,357	$208,932

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SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

Derived from unaudited financial statements

	Three Months Ended March 31,
	2017	2016
Revenues
Finance receivable interest income, including fees	$4,656	$3,470
Marketable investments interest income	—	92
Income related to investments in unconsolidated entity	10,204	1,659
Other	4	15
Total revenues	14,864	5,236
Costs and expenses:
Impairment expense	—	339
General and administrative	661	929
Total costs and expenses	661	1,268
Other income (expense), net
Unrealized net loss on derivatives	(472)	(30)
Gain on sale of marketable securities	243	—
Income before provision for income taxes	13,974	3,938
Provision for income taxes	3,706	—
Consolidated net income	10,268	3,938
Net income attributable to non-controlling interests	5,032	842
Net income attributable to SWK Holdings Corporation Stockholders	$5,236	$3,096
Net income per share attributable to SWK Holdings Corporation Stockholders:
Basic	$0.40	$0.24
Diluted	$0.40	$0.24
Weighted Average Shares:
Basic	13,144	13,117
Diluted	13,147	13,132

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SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Derived from unaudited financial statements

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Consolidated net income	$10,268	$3,938
Adjustments to reconcile net income to net cash provided by operating activities:
Income from investment in unconsolidated entity	(10,204)	(1,659)
Impairment expense	—	339
Deferred income taxes	3,706	—
Change in fair value of warrants	472	30
Gain on sale of marketable securities	(243)	—
Loan discount amortization and fee accretion	(568)	(908)
Interest paid-in-kind	(383)	—
Stock-based compensation	78	106
Other	4	3
Changes in operating assets and liabilities:
Accounts receivable	(88)	(145)
Other assets	(112)	327
Accounts payable and other liabilities	48	298
Net cash provided by operating activities	2,978	2,329

Cash flows from investing activities:
Cash distributions from investment in unconsolidated entity	17,189	1,910
Proceeds from sale of available-for-sale marketable securities	345	—
Marketable investment principal payment	24	—
Investment in finance receivables	(3,638)	(3,535)
Repayment of finance receivables	225	14,183
Purchases of property and equipment	(3)	(3)
Net cash provided by investing activities	14,142	12,555

Cash flows from financing activities:
Distribution to non-controlling interests	(8,788)	(977)
Net cash used in financing activities	(8,788)	(977)

Net increase in cash and cash equivalents	8,332	13,907
Cash and cash equivalents at beginning of period	32,182	47,287
Cash and cash equivalents at end of period	$40,514	$61,194

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

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